Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated June 5, 2009, relating to the consolidated financial statements of OPNET Technologies, Inc. and its subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes), and the effectiveness of OPNET Technologies, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of OPNET Technologies, Inc. and its subsidiaries for the year ended March 31, 2009.

/s/ Deloitte & Touche LLP

McLean, Virginia

July 31, 2009